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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 20, 1999

                             Mpath Interactive, Inc.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                        000-25399                94-3217317
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
incorporation or organization)                               Identification No.)



                                665 Clyde Avenue
                         Mountain View, California 94043
               (Address of principal executive offices) (Zip code)


                                 (650) 429-3900
              (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets.

On October 20, 1999, Mpath Interactive, Inc., a Delaware corporation, completed its acquisition of Resounding Technology, Inc., a Delaware corporation. This acquisition was accomplished by the statutory merger (the "Merger") of ITR
                                                           ------
Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mpath, with and into Resounding. The Merger was accomplished pursuant to an Agreement and Plan of Merger dated as of September 27, 1999, among Mpath, Resounding, and ITR Acquisition Corp., and a related Certificate of Merger, following approval by the stockholders of Resounding and satisfaction of other closing conditions. The acquisition, which is being accounted for as a purchase transaction, was paid through the issuance of 1,585,488 shares of Mpath common stock, the assumption of 153,048 stock options, and payment in cash to certain of Resounding's stockholders in the amount of $175,000. The portion of the consideration in the form of Mpath stock was distributed using an exchange ratio of .331 for each share or option of Resounding. Of the 1,585,488 shares of common stock, 317,098 shares are held by an escrow agent to serve as security for the indemnity provided by certain shareholders of Resounding. A copy of the Agreement and Plan of Merger dated as of September 27, 1999 is included herein as Exhibit 2.1, and is incorporated by reference into this Item 2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) It is impracticable for the registrant to provide the required financial statements for the business acquired at the time of filing this report, but the registrant will file such required financial statements, if required pursuant to this item and Rule 3-05(b) of Regulation S-X, by amendment to this report as soon as practicable, but not later than sixty days after this report was required to be filed initially.

(c)  Exhibits.    2.1   Agreement and Plan of Merger dated as of September 27,
                        1999 among Mpath Interactive, Inc., ITR Acquisition
                        Corp., and Resounding Technology, Inc.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     Mpath Interactive, Inc.
                                     (Registrant)



Date:  October  4, 1999              By:  /s/ Linda Palmor
       ----------------                   --------------------------------------
                                          Linda Palmor, Chief Financial Officer

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                                INDEX TO EXHIBITS


Exhibit
Number            Description
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2.1               Agreement and Plan of Merger dated as of September 27, 1999 among Mpath Interactive, Inc., ITR Acquisition Corp., and
                  Resounding Technology, Inc.

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